Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Asterias Biotherapeutics, Inc. for the registration of up to $75,000,000 of its Preferred Stock, Series A Common Stock, or Warrants and to the incorporation by reference therein of our report dated March 17, 2014, with respect to the financial statements of Asterias Biotherapeutics, Inc. for the year ended December 31, 2013, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission.

/s/ Rothstein Kass

New York, New York
December 16, 2016